Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kaixin Auto Holdings on Form S-8 of our report dated April 28, 2022, with respect to our audits of the consolidated financial statements of Kaixin Auto Holdings as of December 31, 2020 and 2021 and for each of the three years in the period ended December 31, 2021, appearing in the Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31, 2021.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 10, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com